Prospectus Supplement to	Filed pursuant to Rule 424(b)(3)
Prospectus dated September 17, 2007	Registration File No. 333-139312

ROCK CITY ENERGY CORP.
(formerly Vallenar Holdings, Inc.)

8,000,000 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated September 17, 2007 and any prior prospectus supplements relating to 8,000,000 shares of our common stock that Brek Energy Corporation intends to spin-off to its shareholders. You should read this prospectus supplement in conjunction with the prospectus and any prior prospectus supplements.

This prospectus supplement is qualified in its entirety by reference to the prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any prior prospectus supplements. The prospectus and any prior prospectus supplements and this prospectus supplement are to be delivered to the shareholders of Brek Energy Corporation who receive shares in the spin-off.

THIS INVESTMENT INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

You should rely only on the information contained in this prospectus supplement and the prospectus, including any prior prospectus supplements. We have not authorized anyone to provide you with information different from that contained or referred to in this prospectus supplement or the prospectus, including any prior prospectus supplements. This prospectus supplement and the prospectus, including any prior prospectus supplements, do not constitute an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any distribution of our common stock by Brek.

This prospectus supplement revises the information included on the cover page of the prospectus, on page one of the prospectus under the section titled “Information Related to the Spin-off” and on page nine of the prospectus under the section titled “Determination of Offering Price” which information states that Brek plans to or will distribute 8,000,000 shares of Rock City Energy Corp. common stock to its shareholders of record who hold more than 1,000 shares of Brek common stock within 30 days of the date of the prospectus. Instead, these sections of the prospectus are revised to state that on or before November 30, 2007 Brek plans to distribute the common stock it holds in Rock City Energy Corp. to those shareholders of record holding more than 1,000 shares of Brek common stock. Brek’s board of directors has set October 29, 2007 as the record date for the distribution.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, INCLUDING ANY PRIOR PROSPECTUS SUPPLEMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 25, 2007